UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2018

Akoustis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38029 (Commission File Number)	33-1229046 (I.R.S. Employer Identification Number)

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.b-2 of this chapter)

Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwritten Public Offering of Common Stock

On October 19, 2018, Akoustis Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with Oppenheimer & Co. Inc., as the representative of the several underwriters named in Schedule I of the Common Stock Underwriting Agreement (the “Common Stock Underwriters”), pursuant to which the Company agreed to issue and sell to the Common Stock Underwriters 7,250,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-227637) (the “Registration Statement”) and a related prospectus, including the related prospectus supplement, filed with the Securities and Exchange Commission (the “SEC” and such offering, the “Common Stock Offering”). In addition, pursuant to the Common Stock Underwriting Agreement the Company granted the Common Stock Underwriters an option to purchase, for a period of 30 calendar days from October 19, 2018, up to an additional 1,087,500 shares of Common Stock solely to cover over-allotments, if any (the “Over-Allotment Option”). The Company estimates that the net proceeds from the Common Stock Offering will be approximately $28.5 million, or approximately $32.9 million if the Common Stock Underwriters exercise the Over-Allotment Option in full, in each case, after deducting the underwriting discount and estimated offering expenses payable by the Company. Under the terms of the Common Stock Underwriting Agreement, the Company has agreed to indemnify the Common Stock Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or contribute to payments that the Common Stock Underwriters may be required to make in respect of those liabilities. The Common Stock Offering closed on October 23, 2018.

The Common Stock Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the description of the terms of the Common Stock Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference. A copy of the opinion of K&L Gates LLP relating to the legality of the issuance and sale of the shares of Common Stock in the Common Stock Offering is attached as Exhibit 5.1 hereto.

Underwritten Offering of 6.5% Convertible Senior Notes due 2023

Convertible Notes Underwriting Agreement

On October 19, 2018, the Company entered into an underwriting agreement (the “Convertible Notes Underwriting Agreement”) with Oppenheimer & Co. Inc., as the sole underwriter (in such capacity, the “Convertible Notes Underwriter”), pursuant to which the Company agreed to issue and sell to the Convertible Notes Underwriter $10.0 million aggregate principal amount of the Company’s 6.5% Convertible Senior Notes due 2023 (the “Notes”) in an offering pursuant to the Registration Statement and a related prospectus, including related prospectus supplement, filed with the SEC (the “Convertible Notes Offering” and, together with the Common Stock Offering, the “Offerings”). The Company estimates that the net proceeds from the Convertible Notes Offering will be approximately $8.9 million after deducting the underwriting discount and estimated offering expenses payable by the Company. Under the terms of the Convertible Notes Underwriting Agreement, the Company has agreed to indemnify the Convertible Notes Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Convertible Notes Underwriter may be required to make in respect of those liabilities. The Convertible Notes Offering closed on October 23, 2018.

The Convertible Notes Underwriting Agreement is filed as Exhibit 1.2 to this Current Report on Form 8-K, and the description of the terms of the Convertible Notes Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference. A copy of the opinion of K&L Gates LLP relating to the legality of the issuance and sale of the Convertible Notes and the underlying shares of Common Stock in the Convertible Notes Offering is attached as Exhibit 5.2 hereto.

October 2018 Indenture and Notes

The Convertible Notes were issued pursuant to an indenture, dated as of October 23, 2018 (the “October 2018 Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of October 23, 2018 (the “October 2018 Supplemental Indenture” and, together with the October 2018 Base Indenture, the “October 2018 Indenture”), between the Company and the Trustee.

The Notes bear interest at a fixed rate of 6.5% per year, payable in cash quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, beginning on February 28, 2019. The Notes will mature on November 30, 2023 (the “Maturity Date”), unless earlier repurchased, redeemed or converted in accordance with their terms.

Holders of the Notes may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding the stated Maturity Date. The Company will settle conversions of the Notes through delivery of shares of Common Stock in accordance with the terms of the October 2018 Indenture. The conversion rate for the Notes is initially 196.08 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $5.10 per share of Common Stock, representing a conversion premium of approximately 120% over the public offering price per share of Common Stock in the Common Stock Offering. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the October 2018 Indenture.

If the Company undergoes a “qualifying fundamental change,” as defined in the October 2018 Indenture, under certain circumstances holders who convert their Notes in connection with such a qualifying fundamental change will be entitled to a “qualifying fundamental change payment” equal to $130 per $1,000 of aggregate principal of Notes converted, payable in cash;  provided, however, that so long as the Qualifying Fundamental Change Payment Price (as defined below) is not less than $5.01 per share (as appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of our common stock occurring after the date of issuance of the notes offered hereby), the Company will have the option to pay any qualifying fundamental change payments in freely tradable shares of Common Stock valued at the product of (x) 95% and (y) the “stock price” (determined as described in the October 2018 Indenture) (such product, the “Qualifying Fundamental Change Payment Price”).

The Company may redeem the Notes, at its option and in whole or in part, at a redemption price equal to 100% of the principal amount of Notes plus accrued and unpaid interest on such principal up to the redemption date, as follows: (1) on or after November 30, 2019 until November 29, 2020, if the closing sale price per share of the Common Stock exceeds 175% of the then-effective conversion price of the Notes for each of 20 of any 30 consecutive trading days immediately preceding the optional redemption notice delivered by the Company; (2) on or after November 30, 2020 until November 29, 2021, if the closing sale price per share of the Common Stock exceeds 150% of the then-effective conversion price of the Notes for each of 20 of any 30 consecutive trading days immediately preceding the optional redemption notice delivered by the Company and (3) on or after November 30, 2021, if the closing sale price per share of the Common Stock exceeds 125% of the then-effective conversion price of the Notes for each of 20 of any 30 consecutive trading days immediately preceding the optional redemption notice delivered by the Company. Upon redemption, each noteholder will receive an interest make-whole payment equal to the remaining scheduled interest payments that would have been made on the redeemed Notes had the Notes remained outstanding through the Maturity Date, which will be paid in cash; provided, however, that so long as the Make-Whole VWAP Price (as defined below) is not less than $5.01 per share (as appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of our common stock occurring after the date of issuance of the notes offered hereby), the Company will have the option to pay interest make-whole payments in freely tradable shares of Common Stock valued at the product of (x) 95% and (y) the volume weighted average price of Common Stock for the ten trading days ending on and including the trading day immediately preceding the redemption date (such product, the “Make-Whole VWAP Price”).

Each holder of Notes will have a one-time right to require the Company to repurchase on November 30, 2021 for cash all (but not less than all) of the Notes of such holder at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest on such principal, if any, up to such repurchase date. In addition, if a “fundamental change” (as defined in the October 2018 Indenture) occurs prior to the Maturity Date, subject to certain conditions, holders of the Notes will have the right to require the Company to repurchase for cash all of the Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest on such principal, if any, up to such repurchase date.

The October 2018 Indenture includes customary covenants and provides for customary events of default, in each case as specified therein. In the case of an event of default with respect to the Notes arising from specified defaults relating to bankruptcy laws, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default with respect to the Notes under the October 2018 Indenture occurs or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount of the Notes to be immediately due and payable. The Notes are unsecured and rank pari passu with the Company’s outstanding unsubordinated liabilities.

The summaries of the October 2018 Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the text of the October 2018 Base Indenture, the October 2018 Supplemental Indenture, and the Form of 6.5% Convertible Senior Note due November 30, 2023 (the “October 2018 Note”), which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

First Supplemental Indenture to May 2018 Indenture

In connection with the Offerings, on October 18, 2018, the Company and Akoustis, Inc., a wholly-owned subsidiary of the Company (the “May 2018 Guarantor”), entered into the First Supplemental Indenture (the “May 2018 Supplemental Indenture”) to the Indenture dated May 14, 2018, by and among the Company, the May 2018 Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. Among other things, the May 2018 Supplemental Indenture permits the incurrence of the indebtedness under the October 2018 Indenture and the October 2018 Notes. The summary of the May 2018 Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the text of the May 2018 Supplemental Indenture, which is filed as Exhibit 4.4 to this Current Report on Form 8-K and is incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the subheading “October 2018 Indenture and Notes” is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On October 18, 2018 and October 19, 2018, the Company issued press releases with respect to the Offerings. These press releases are attached as Exhibit 99.1 and Exhibit 99.2 hereto, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 19, 2018, by and between Akoustis Technologies, Inc. and Oppenheimer & Co. Inc. as representative of the several underwriters named on Schedule I thereto
1.2	Underwriting Agreement, dated October 19, 2018, by and between Akoustis Technologies, Inc. and Oppenheimer & Co. Inc.
4.1	Indenture, dated as of October 23, 2018, by and between Akoustis Technologies, Inc. and The Bank of New York Mellon Trust Company, N.A.
4.2	First Supplemental Indenture, dated as of October 23, 2018, by and between Akoustis Technologies, Inc. and The Bank of New York Mellon Trust Company, N.A.
4.3	Form of 6.5% Convertible Senior Note due November 30, 2023
4.4	First Supplemental Indenture, dated as of October 18, 2018, among Akoustis Technologies, Inc., Akoustis, Inc. and The Bank of New York Mellon Trust Company, N.A.
5.1	Opinion of K&L Gates LLP relating to the Common Stock Offering
5.2	Opinion of K&L Gates LLP relating to the Convertible Notes Offering
23.1	Consent of K&L Gates LLP (contained in Exhibit 5.1)
23.2	Consent of K&L Gates LLP (contained in Exhibit 5.2)
99.1	Press Release, dated October 18, 2018
99.2	Press Release, dated October 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akoustis Technologies, Inc.

Date: October 23, 2018	By:	/s/ John T. Kurtzweil
	Name:	John T. Kurtzweil
	Title:	Chief Financial Officer